Contact: Robin Gray FOR IMMEDIATE RELEASE Corporate Communications 202-637-0317 robin.levy@exeloncorp.com EXELON APPOINTS JOHN F. YOUNG TO BOARD OF DIRECTORS Former President and CEO of Energy Future Holdings brings broad leadership and industry expertise to the board CHICAGO (July 9, 2018) — Exelon announced today that its board of directors elected John F. Young as a director. Young, 61, served as president and chief executive officer of Energy Future Holdings Corp. from 2008 to 2016. Energy Future Holdings was a Dallas- based energy company with a portfolio of competitive generation and regulated utility businesses. “John brings tremendous leadership qualities, operational expertise and industry knowledge and perspective to our board,” said Mayo Shattuck, chairman of Exelon. “His deep financial experience in our industry will also be a valuable asset for our company and the board.” Prior to Energy Future Holdings, Young served in several executive positions at Exelon from 2003 to 2008, including president of Exelon Generation and then executive vice president and chief financial officer of Exelon. Prior to Exelon, he served in executive positions at Southern Company, including executive vice president of Generation, and Sierra Pacific Resources, where he was senior vice president of operations. Young will serve on Exelon’s Finance and Risk and Generation Oversight Committees. Young currently serves on the board of USAA, a large diversified financial services and insurance company, where he is on the risk committee and the member and technology committee. He previously served on the board and audit committee of CSRA, Inc., which provided IT services to public sector agencies until its sale to General Dynamics earlier 1 this year. He earned a bachelor’s degree in mechanical engineering from the United States Naval Academy. # # # About Exelon Corporation Exelon Corporation (NYSE: EXC) is a Fortune 100 energy company with the largest number of utility customers in the U.S. Exelon does business in 48 states, the District of Columbia and Canada and had 2017 revenue of $33.5 billion. Exelon’s six utilities deliver electricity and natural gas to approximately 10 million customers in Delaware, the District of Columbia, Illinois, Maryland, New Jersey and Pennsylvania through its Atlantic City Electric, BGE, ComEd, Delmarva Power, PECO and Pepco subsidiaries. Exelon is one of the largest competitive U.S. power generators, with more than 32,700 megawatts of nuclear, gas, wind, solar and hydroelectric generating capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 2 million residential, public sector and business customers, including more than two- thirds of the Fortune 100. Follow Exelon on Twitter @Exelon. 2